Exhibit 10.2

PERFORMANCE SHARE UNIT AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF PERFORMANCE SHARE UNITS	SOCIAL SECURITY NUMBER

[Name]		Threshold Award Number:

[Street]	/ /20	Target Award Number:	[SSN]

[City], [State] [Postal]		Maximum Award Number:

1.	This Agreement. This agreement, together with Exhibit A and Exhibit B (collectively, the “Agreement”), sets forth the terms and conditions of a performance share unit award representing the right to receive shares of common stock (“Common Stock”) of Apogee Enterprises, Inc., a Minnesota corporation (the “Company”). This Agreement is issued pursuant to the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended from time to time (the “Plan”), and subject to its terms.

2.	The Grant. The Company hereby grants to the individual named above (the “Employee”), as of the above Grant Date, a performance share unit award entitling the Employee to the number of performance share units (the “Units”) equal to the “Target Award Number” set forth above (such number of units, the “Target Award Number”). Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements of this Agreement and the terms of the Plan. The number of Units that vest under this Agreement is referred to herein as the “Vested Award Number,” and the shares of Common Stock distributable to the Employee with respect to the Units vested hereunder are referred to as the “Shares.”

3.	Performance Period. The “Performance Period” for purposes of determining the Vested Award Number shall be fiscal years 20 through 20 .

4.	Performance Goals. The performance goals for purposes of determining the Vested Award Number are set forth in the attached Exhibit B.

5.	Vesting. The number of Units that will vest (i.e., the Vested Award Number) will be based on whether and to what extent the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. The Target Award Number will be increased to the Maximum Award Number set forth above if the Company’s performance goals are achieved at the maximum level or decreased to zero if the Company’s performance goals are not achieved at the threshold performance level. The Threshold Award Number set forth above represents the number of Units that would vest if the Company achieves the performance goals at the threshold level. The determination of the Vested Award Number will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether, and the extent to which, the performance goals have been achieved; provided that in no event will such determination be made later than 60 days following the end of the Performance Period (the “Determination Date”).

6.	Restrictions on Transfer. The Units may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

7.	Forfeiture. In the event the Employee’s employment is terminated during the Performance Period, the Units shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated under the circumstances described below.

Involuntary Termination Without Cause. In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of involuntary termination without Cause (as defined in the attached Exhibit A), the Committee reserves the right, exercisable by the Committee within 30 days following the date of the Employee’s involuntary termination without Cause, to permit the Employee to retain a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination) of the Units after the end of the Performance Period to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Committee in its sole discretion.

Retirement, Disability or Death. In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of Retirement (as defined in the attached Exhibit A), Disability (as defined in the attached Exhibit A) or death, the Employee or the Employee’s estate, as applicable, shall be entitled to retain the Units after the end of the Performance Period to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached Exhibit B and as determined by the Committee in its sole discretion.

Change in Control. If a Change in Control (as defined in the Plan) of the Company occurs prior to the end of the Performance Period, then for purposes of determining the number of Units that are eligible to vest, the Performance Period shall be deemed to end on the date of the Change in Control (the shortened Performance Period is referred to herein as the “Truncated Performance Period”). The number of Units that are eligible to vest (the “Vesting Eligible Units”) will be based on the extent of achievement of the threshold, target or maximum performance level of the performance goals, as adjusted for the Truncated Performance Period and determined by the Committee in its sole discretion. The Employee’s Vesting Eligible Units shall vest if the Employee remains as an Employee of the Company or any Affiliate through the end of the Performance Period; provided, however that:

•

If the Employee’s employment is terminated prior to the end of the Performance Period by reason of Retirement, Disability or death, the Employee or the Employee’s estate, as applicable, shall be entitled to receive Shares with respect to all of the Vesting Eligible Units as of the date of such termination of employment, and

•

If the Employee’s employment is terminated prior to the end of the Performance Period by the Company without Cause or by the Employee for Good Reason (as defined in the attached Exhibit A), the Employee shall be entitled to receive Shares with respect to all of the Vesting Eligible Units as of the date of such termination of employment.

If the Employee’s employment is terminated prior to the end of the Performance Period under any circumstances not described above, the Vesting Eligible Units shall be immediately and irrevocably forfeited and no Shares shall be distributable to the Employee.

8.	Distribution of Shares with Respect to Units. As soon as administratively feasible following the Determination Date (or, in the case of a qualifying termination following a Change in Control, the termination date) and the Employee’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the end of the Performance Period or, in the case of a qualifying termination following a Change in Control, the termination date), the Company shall issue the Shares in the name of the Employee or in the name of the Employee’s legal representatives, beneficiaries or heirs, as the case may be. The Company may, at its option, issue the Shares by book-entry registration or issuance of a stock certificate or certificates.

9.	Rights as Shareholder; Dividend Equivalents. Prior to the distribution of Shares with respect to Units, the Employee shall not have ownership or rights of ownership of any Shares underlying the Units. Notwithstanding the foregoing, the Employee shall accumulate an unvested right to payment of cash dividend equivalents on the shares of Common Stock underlying Units if cash dividends are declared by the Company’s Board of Directors on the Common Stock on or after the Grant Date. Such dividend equivalents will be in an amount of cash per Unit equal to the cash dividend paid with respect to one share of outstanding Common Stock. The Employee shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Units equal to the number of Shares distributable to the Employee pursuant to this Agreement. Dividend equivalents will be paid to the Employee on the date that the Shares are distributed to the Employee. The Employee shall not be entitled to dividend equivalents with respect to dividends declared prior to the Grant Date. All dividend equivalents accumulated with respect to forfeited Units shall also be irrevocably forfeited.

10.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the receipt of the Shares, the lapse of restrictions relating to the Units or the subsequent disposition of any of the Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. Dividend equivalents accrued with respect to dividends declared before the delivery of the Shares underlying the Units will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company. Upon issuance of the Shares, the Employee shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation or from the Shares or any cash payable in lieu of some or all of such Shares an amount necessary to pay, all applicable taxes required by the Company to be withheld or collected upon such issuance of Shares.

11.	Section 409A Provision. This award of Units is intended to be exempt from application of section 409A of the Internal Revenue Code (“Section 409A”) by reason of the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4). Notwithstanding anything in the Agreement to the contrary, to the extent that any Unit constitutes “deferred compensation” subject to Section 409A, such Unit will not be payable or distributable upon a qualifying termination of employment unless the Company determines in good faith that (i) the circumstances giving rise to the qualifying termination meet the definition of a “separation from service,” and (ii) in the case of an Employee who is a “specified employee” (as defined under Section 409A), payment on account of separation from service shall be delayed six months after the date of the Employee’s separation from service (or if earlier, upon the Employee’s death).

12.	Acknowledgment. This award of Units shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the prospectus related to the Plan.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE
By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

EXHIBIT A

DEFINED TERMS USED IN THE

PERFORMANCE SHARE UNIT AGREEMENT

The following terms used in this Agreement have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” shall mean:

(i) the willful and continued failure by the Employee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such actual or anticipated failure resulting from the Employee’s termination for Good Reason),

(ii) the Employee’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or

(iii) the willful engaging by the Employee in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

“Disability” shall mean any physical or mental condition which would qualify the Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate then employing the Employee.

“Good Reason” shall mean the occurrence of any of the following events, in each case, after the Employee has provided written notice to the Company within 30 days of the occurrence of such event and the Company has failed to cure, to the Employee’s reasonable satisfaction, the cause of such event within 30 days after the date of such written notice (and the Employee terminates employment within 30 days of the expiration of such cure period), except for the occurrence of such an event in connection with the termination or reassignment of the Employee’s employment by the Company (or any Affiliate then employing the Employee) for Cause, for Disability or for death:

(i) the assignment to the Employee of employment duties or responsibilities which are not at least of materially comparable responsibility and status as the employment duties and responsibilities held by the Employee immediately prior to a Change in Control, or any removal of the Employee from or any failure to reelect or reappoint the Employee to any positions held by the Employee immediately prior to a Change in Control, except in connection with the termination of his or her employment for Disability, Retirement or Cause, or as a result of the Employee’s death, or by the Employee other than for Good Reason;

(ii) a material reduction by the Company (or any Affiliate then employing the Employee) in the Employee’s base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time during the term of this Agreement; or

(iii) the Company’s (or any Affiliate then employing the Employee) requiring the Employee to be based anywhere other than within 50 miles of the Employee’s office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to a Change in Control.

“Retirement” shall mean the Employee’s termination of his or her employment relationship with the Company under such circumstances determined to constitute retirement by the Committee in its sole discretion.

EXHIBIT B

PERFORMANCE GOALS UNDER THE

PERFORMANCE SHARE UNIT AGREEMENT

Performance Goals for Three-Year Performance Period

(                    , 20    –                     , 20    )

Performance Goal	Threshold	Target	Maximum
Average Return on Invested Capital (weighted as 33 1/3%)

Cumulative Earnings Per Share (weighted as 33 1/3%)

Market Share Growth (weighted as 33 1/3%)

Payment Levels (% of Target Award Number)

•	The number of Units earned by the Employee for performance between the threshold, target and maximum performance levels will be linearly interpolated.